Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors of Principal National Life
Insurance Company

We have audited the statutory-basis financial statements of Principal National Life Insurance Company (the Company) as of December 31, 2023 and 2022, for each of the three years in the period ended December 31, 2023 and have issued our report thereon dated April 12, 2024 (included elsewhere in this Registration Statement). Our audits of the statutory-basis financial statements included the financial statement schedules listed in Item 30(o) of this Registration Statement (the “schedules”). These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s schedules based on our audits.
In our opinion, the schedules present fairly, in all material respects, the information set forth therein when considered in conjunction with the financial statements.

/s/Ernst & Young LLP

Des Moines, Iowa
April 12, 2024

Schedule I - Summary of Investments - Other Than Investments in Related Parties
December 31, 2023

			Amount as
			shown in the
			statement of
		Fair	financial
Type of Investment	Cost (1)	Value	position
Fixed maturities
Bonds
U.S. governments	$5,240,039	4,058,984	5,203,940
U.S. states, territories and possessions	—	—	—
U.S. special revenue	17,591,848	13,901,751	17,351,257
Industrial and miscellaneous	48,333,043	38,596,483	47,578,320
Total fixed maturities	71,164,930	56,557,218	70,133,517

Receivables and securities	80,681		80,681
Cash and other invested assets	1,287,843		1,287,843
Total investments	$72,533,454		71,502,041

(1) As to fixed maturities, original cost is reduced by repayments and other-than-temporary impairments, as applicable.

Schedule III - Supplementary Insurance Information
As of December 31, 2023, 2022 and 2021 and for each of the years then ended

	Future policy		Policy and
	benefits	Unearned	contract
Segment	and expense	premiums	liabilities

Year ended December 31, 2023
Individual life	$17,608	$—	$—
Other	—	—	—
	$17,608	$—	$—

Year ended December 31, 2022
Individual life	$18,209	$—	$—
Other	—	—	—
	$18,209	$—	$—

Year ended December 31, 2021
Individual life	$17,757	$—	$—
Other	—	—	—
	$17,757	$—	$—

Schedule III - Supplementary Insurance Information - (continued)
As of December 31, 2023, 2022 and 2021 and for each of the years then ended

			Benefits, claims
		Net	losses and	Other
	Premium	investment	settlement	operating
Segment	revenue	income	expenses	expenses (1)

2023:
Individual life	$8,564	(1,457,428)	601	517,813,297
Other	—	3,165,408	—	856,271
	$8,564	1,707,980	601	51,869,568

2022:
Individual life	$8,730	(1,512,737)	452	458,743,923
Other	—	4,159,575	—	833,071
	$8,730	2,646,838	452	459,576,994

2021:
Individual life	$8,657	(1,505,151)	36,351	457,580,985
Other	—	9,216,253	—	632,938
	$8,657	7,711,102	36,351	458,213,923

(1) Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change by segment if different methods were applied.

Schedule IV - Reinsurance
As of December 31, 2023, 2022 and 2021 and for each of the years then ended

					Percentage
		Ceded to	Assumed		of amount
	Gross	other	from other	Net	assumed
	amount	companies	companies	amount	to net
2023:
Life insurance in force	$387,564,800,931	$387,564,800,931	$1,443,946	$1,443,946	100%

Premiums:
Individual life	$1,243,595,720	$1,243,595,720	$8,564	$8,564	100%

2022:
Life insurance in force	$373,833,201,412	$373,833,201,412	$1,635,555	$1,635,555	100%

Premiums:
Individual life	$1,182,808,711	$1,182,808,711	$8,730	$8,730	100%

2021:
Life insurance in force	$366,975,315,516	$366,975,315,516	$1,691,882	$1,691,882	100%

Premiums:
Individual life	$1,135,603,496	$1,135,603,496	$8,657	$8,657	100%